CUSTODY AGREEMENT

         THIS AGREEMENT made effective as of the ___ day of _______, 1999 by and between INVESTORS FIDUCIARY TRUST COMPANY, a trust company chartered under the laws of the state of Missouri, having its trust office located at 801 Pennsylvania, Kansas City, Missouri 64105 ("Custodian"), and SELIGMAN TIME HORIZON/HARVESTERS SERIES, INC., a Maryland corporation, having its principal office and place of business at 100 Park Avenue, New York, New York 10017 ("Fund").

                                   WITNESSETH:

         WHEREAS, Fund desires to appoint Investors Fiduciary Trust Company as Custodian and Recordkeeper of the securities and monies of Fund and its now existing and future established portfolios (individually referred to herein as "Portfolio"); and

         WHEREAS, Investors Fiduciary Trust Company is willing to accept such appointment;

         NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:


1. APPOINTMENT OF CUSTODIAN. Fund hereby constitutes and appoints Custodian as custodian of the Fund which is to include:

     A. Appointment as custodian of the securities and monies at any time owned by each Portfolio of the Fund; and

     B. Appointment as agent to perform certain accounting and recordkeeping functions required of a duly registered investment company in compliance with applicable provisions of federal, state, and local laws, rules and regulations including, as may be required:

          1. Providing information necessary for Fund and each Portfolio to file required financial reports; maintaining and preserving required books, accounts and records as the basis for such reports; and performing certain daily functions in connection with such accounts and records, and

          2. Calculating daily net asset value of each Portfolio of the Fund, and

          3.   Acting as liaison with independent auditors.

2.   REPRESENTATIONS AND WARRANTIES OF FUND.

     A. Fund represents and warrants that it is a corporation duly organized as heretofore described and existing and in good standing under the laws of Maryland;


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     B.   Fund represents and warrants that it has the power and authority under applicable laws, its charter document and bylaws, and has taken all action necessary, to enter into and perform this Agreement including appropriate authorization from the Fund;

     C. Fund represents and warrants that it has determined that the accounting system licensed for use by Custodian from a third party ("Licensor") to maintain the accounting records of the Fund (the "System") is appropriate and suitable for its needs;

     D. Fund acknowledges that Custodian and Licensor have proprietary rights in and to the System and that the System and the programs, documentation and information of, and other materials relevant to, the System or the business of Custodian ("Confidential Information") are confidential and constitute trade secrets of Custodian;

     E. Fund shall preserve the confidentiality of the Confidential Information and prevent its disclosure to other than its own employees and agents who reasonably have a need to know such information pursuant to this Agreement, and shall take reasonable action to protect the rights of Custodian and Licensor in the System. For purposes of this paragraph, "reasonable action" shall mean taking such actions and exercising such degree of care as Fund uses with reference to its own highly confidential information. Certain reports as agreed upon in writing by the Fund and Custodian will be furnished to the Fund's custodian for its reasonable business needs.

3.   REPRESENTATION AND WARRANTIES OF CUSTODIAN.

A. It is a trust company duly organized and existing and in good standing under the laws of the State of Missouri.

B. It has the requisite power and authority under applicable laws, by its charter and bylaws, and by agreement to enter into this Agreement and has taken all action necessary to enter into and perform the services contemplated herein and this Agreement has been duly executed and delivered by Custodian and constitutes a legal, valid and binding obligation of Custodian, enforceable in accordance with its terms.

4. DELIVERY OF CORPORATE DOCUMENTS. Fund has delivered or will deliver to Custodian prior to the effective date of this Agreement, copies of the following documents and all amendments or supplements thereto, properly certified or authenticated:

     A. Resolutions of the Board of Directors of Fund appointing Custodian as custodian hereunder and approving the form of this Agreement; and


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     B.   Resolutions  of the Board of  Directors  of Fund  designating  certain persons to give instructions on behalf of Fund to Custodian and authorizing Custodian to rely upon such instructions.

5.   DUTIES AND RESPONSIBILITIES OF CUSTODIAN.

     A. Delivery of Assets. Fund will deliver or cause to be delivered to Custodian on the effective date of this Agreement, or as soon thereafter as practicable, and from time to time thereafter, all portfolio securities acquired by it and monies then owned by it (except as permitted by the Investment Company Act of 1940) or from time to time coming into its possession during the time this Agreement shall continue in effect. Custodian shall have no responsibility or liability whatsoever for or on account of securities or monies not so delivered. All securities so delivered to Custodian (other than bearer securities) shall be registered in the name of Fund or its nominee, or of a nominee of Custodian, or shall be properly endorsed and in form for transfer satisfactory to Custodian.

     B. Delivery of Accounts and Records. Fund shall turn over to Custodian all of the Fund's relevant accounts and records previously maintained by it. Custodian shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it by Fund, and Fund shall indemnify and hold Custodian harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of Fund to provide any portion of such or to provide any information needed by the Custodian knowledgeably to perform its function hereunder.

     C. Delivery of Assets to Third Parties. Custodian will receive delivery of and keep safely the assets of Fund delivered to it from time to time and the assets of each Portfolio segregated in a separate account. Custodian will not deliver, assign, pledge or hypothecate any such assets to any person except as permitted by the provisions of this Agreement or any agreement executed by it according to the terms of Section 5.S. of this Agreement. Upon delivery of any such assets to a subcustodian pursuant to Section 5.S. of this agreement, Custodian will create and maintain records identifying those assets which have been delivered to the subcustodian as belonging to the applicable Portfolio of the Fund. The Custodian is responsible for the safekeeping of the securities and monies of Fund only until they have been transmitted to and received by other persons as permitted under the terms of this Agreement, except for securities and monies transmitted to subcustodians appointed under Section 5.S. hereof, for which Custodian remains responsible. Custodian shall be responsible only for the monies and securities of Fund held by it or its nominees, subcustodian or its nominees, and eligible foreign subcustodians to the extent the domestic custodian with which the Custodian contracts is responsible to Custodian. Custodian may participate directly or




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

          indirectly through a subcustodian in the Depository Trust Company, Treasury/Federal Reserve Book Entry System, Participant Trust Company or other depository approved by the Fund (as such entities are defined at 17 CFR Section 270.17f-4(b)).

     D. Registration of Securities. Custodian will hold stocks and other registerable portfolio securities of Fund registered in the name of Fund or its nominee or in the name of any nominee of Custodian for whose fidelity and liability Custodian will be fully responsible, or in street certificate form, so-called, with or without any indication of fiduciary capacity. Unless otherwise instructed, Custodian will register all such portfolio securities in the name of its authorized nominee, as defined in the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder or in any provision of any subsequent Federal tax law exempting such transaction from liability for stock transfer taxes. All securities, and the ownership thereof by a Portfolio of the Fund, which are held by Custodian hereunder, however, shall at all times be identifiable on the records of the Custodian. The Fund agrees to hold Custodian and its nominee harmless for any liability as a record holder of securities held in custody.

     E. Exchange of Securities. Upon receipt of instructions as defined herein in Section 6.A, Custodian will exchange, or cause to be exchanged, portfolio securities held by it for the account of the applicable Portfolio of the Fund for other securities or cash issued or paid in connection with any reorganization, recapitalization, merger, consolidation, split-up of shares, change of par value, conversion or otherwise, and will deposit any such securities in accordance with the terms of any reorganization or protective plan. Without instructions, Custodian is authorized to exchange securities held by it in temporary form for securities in definitive form, to effect an exchange of shares when the par value of the stock is changed, and, upon receiving payment therefor, to surrender bonds or other securities held by it at maturity or when advised of an earlier mandatory call for redemption, except that Custodian shall receive instructions prior to surrendering any convertible security. Pursuant to this paragraph, the Custodian will inform the Fund of such corporate actions and capital changes when it is informed of them through the publications it subscribes to.

     F. Purchases of Investments of the Fund. Fund will, on each business day on which a purchase of securities shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase:

          1.   The name of the Portfolio making such purchase;

          2.   The name of the issuer and description of the security;

          3. The number of shares or the principal amount purchased, and accrued interest, if any;



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

          4.   The trade date;

          5.   The settlement date;

          6. The purchase price per unit and the brokerage commission, taxes and other expenses payable in connection with the purchase;

          7.   The total amount payable upon such purchase; and

          8. The name of the person from whom or the broker or dealer through whom the purchase was made.

          In accordance with such instructions, Custodian will pay for out of monies held for the account of such named Portfolio, but only insofar as monies are available therein for such purpose, and receive the portfolio securities so purchased by such named Portfolio, except that Custodian may in its sole discretion advance funds to the Fund which may result in an overdraft because the monies held by the Custodian on behalf of the Fund are insufficient to pay the total amount payable upon such purchase. Such payment will be made only upon receipt by Custodian of the securities so purchased in form for transfer satisfactory to Custodian. Custodian agrees to promptly inform Fund of any failures by sellers to make proper deliveries of securities purchased by the Fund.

     G. Sales and Deliveries of Investments of the Fund - Other than Options and Futures. Fund will, on each business day on which a sale of investment securities of Fund has been made, deliver to Custodian instructions specifying with respect to each such sale:

          1.   The name of the Portfolio making such sale;

          2.   The name of the issuer and description of the securities;

          3. The number of shares or principal amount sold, and accrued interest, if any;

          4. The date on which the securities sold were purchased or other information identifying the securities sold and to be delivered;

          5.   The trade date;

          6.   The settlement date;

          7. The sale price per unit and the brokerage commission, taxes or other expenses payable in connection with such sale;



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

          8.   The total amount to be received by Fund upon such sale; and

          9. The name and address of the broker or dealer through whom or person to whom the sale was made.

          In accordance with such instructions, Custodian will deliver or cause to be delivered the securities thus designated as sold for the account of such Portfolio to the broker or other person specified in the instructions relating to such sale, such delivery to be made only upon receipt of payment therefor in such form as is satisfactory to Custodian, with the understanding that Custodian may deliver or cause to be delivered securities for payment in accordance with the customs prevailing among dealers in securities. Custodian agrees to promptly inform Fund of any failures of purchasers to make proper payment for securities sold by Fund.

     H. Purchases or Sales of Security Options, Options on Indices and Security Index Futures Contracts. Fund will, on each business day on which a purchase or sale of the following options and/or futures shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase or sale:

          1.   The name of the Portfolio making such purchase or sale;

          2.   In the case of security options:

               a.   The underlying security;
               b.   The price at which purchased or sold;
               c.   The expiration date;
               d.   The number of contracts;
               e.   The exercise price;
               f. Whether the transaction is an opening, exercising, expiring or closing transaction;
               g.   Whether the transaction involves a put or call;
               h.   Whether  the option is written or  purchased;
               i.   Market on which option traded;
               j. Name and address of the broker or dealer through whom the sale or purchase was made.

          3.   In the case of options on indices:

               a.   The index;
               b.   The price at which purchased or sold;
               c.   The exercise price;
               d.   The premium;
               e.   The multiple;
               f.   The expiration date;


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               g.   Whether the transaction is an opening, exercising,  expiring or closing transaction;
               h.   Whether the transaction involves a put or call;
               i.   Whether the option is written or purchased;
               j.   The name and  address of the broker or dealer  through  whom
                    the  sale  or  purchase  was  made,   or  other   applicable
                    settlement instructions.

          4.   In the case of security index futures contracts:

               a. The last trading date specified in the contract and, when available, the closing level, thereof;
               b.   The index level on the date the contract is entered into;
               c.   The multiple;
               d.   Any margin requirements;
               e. The need for a segregated margin account (in addition to instructions, and if not already in the possession of Custodian, Fund shall deliver a substantially complete and executed custodial safekeeping account and procedural agreement which shall be incorporated by reference into this Custody Agreement); and
               f. The name and address of the futures commission merchant through whom the sale or purchase was made, or other applicable settlement instructions.

          5.   In the case of options on index future contracts:

               a.   The underlying index futures  contract;
               b.   The  premium;
               c.   The  expiration  date;
               d.   The number of options;
               e.   The exercise price;
               f. Whether the transaction involves an opening, exercising, expiring or closing transaction;
               g.   Whether the  transaction  involves a put or call;
               h.   Whether  the  option is  written  or  purchased;  and
               i.   The market on which the option is traded.

     I. Securities Pledged or Loaned. If specifically allowed for in the prospectus of the applicable Portfolio of the Fund:

          1. Upon receipt of instructions, Custodian will release or cause to be released securities held in custody to the pledgee designated in such instructions by way of pledge or hypothecation to secure any loan incurred by a Portfolio of the Fund; provided, however, that the securities shall be released only upon payment to Custodian of the monies borrowed, except that in cases



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

               where additional collateral is required to secure a borrowing already made, further securities may be released or caused to be released for that purpose upon receipt of instructions. Upon receipt of instructions, Custodian will pay, but only from funds available for such purpose, any such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing such loan.

          2. Upon receipt of instructions, Custodian will release securities held in custody to the borrower designated in such instructions; provided, however, that the securities will be released only upon deposit with Custodian of full cash collateral as specified in such instructions, and that Fund will retain the right to any dividends, interest or distribution on such loaned securities. Upon receipt of instructions and the loaned securities, Custodian will release the cash collateral to the borrower.

     J. Routine Matters. Custodian will, in general, attend to all routine and mechanical matters in connection with the sale, exchange, substitution, purchase, transfer, or other dealings with securities or other property of Fund except as may be otherwise provided in this Agreement or directed from time to time by the Board of Directors of Fund.

     K. Deposit Account. Custodian will open and maintain a special purpose deposit account(s) in the name of Custodian on behalf of each Portfolio ("Accounts"), subject only to draft or order by Custodian upon receipt of instructions. All monies received by Custodian from or for the account of a Portfolio shall be deposited in said Accounts. Barring events not in the control of the Custodian such as strikes, lockouts or labor disputes, riots, war or equipment or transmission failure or damage, fire, flood, earthquake or other natural disaster, action or inaction of governmental authority or other causes beyond its control, at 9:00 a.m., Kansas City time, on the second business day after deposit of any check into Fund's Account, Custodian agrees to make Fed Funds available to the appropriate Portfolio of the Fund in the amount of the check. Deposits made by Federal Reserve wire will be available to the Fund immediately and ACH wires will be available to the Fund on the next business day. Income earned on the portfolio securities will be credited to the applicable Portfolio of the Fund based on the schedule attached as Exhibit A, except that income earned on portfolio securities held by domestic subcustodians other than State Street Bank & Trust Company will be credited when received. The Custodian will be entitled to reverse any credited amounts where credits have been made and monies are not finally collected. If monies are collected after such reversal, the Custodian will credit the applicable Portfolio in that amount. Custodian may open and maintain an Account in such other banks or trust companies as may be designated by it and by properly


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



          authorized resolution of the Board of Directors of Fund, such Account, however, to be in the name of Custodian on behalf of the applicable portfolio of the Fund and subject only to its draft or order.

     L.   Income and other Payments to Fund. Custodian will:

          1. Collect, claim and receive and deposit for the Account of each Portfolio of the Fund all income and other payments which become due and payable on or after the effective date of this Agreement with respect to the securities deposited under this Agreement, and credit the account of the applicable Portfolio of the Fund in accordance with the schedule attached hereto as Exhibit A. Income from foreign securities and assets held by eligible foreign subcustodians shall be credited by Custodian upon receipt of income from the domestic subcustodian contracting with the foreign eligible subcustodians. If, for any reason, the Fund is credited with income that is not subsequently collected, Custodian may reverse that credited amount;

          2. Execute ownership and other certificates and affidavits for all federal, state and local tax purposes in connection with the collection of bond and note coupons; and

          3. Take such other action as may be necessary or proper in connection with:

               a. the collection, receipt and deposit of such income and other payments, including but not limited to the presentation for payment of:

                    1.   all   coupons   and  other   income   items   requiring
                         presentation; and

                    2. all other securities which may mature or be called, redeemed, retired or otherwise become payable and regarding which the Custodian has actual knowledge, or notice of which is contained in publications of the type to which a custodian for investment companies normally subscribes for such purpose; and

               b.   the  endorsement   for  collection,   in  the  name  of  the
                    applicable Portfolio of the Fund, of all checks, drafts or other negotiable instruments.

          Custodian, however, will not be required to institute suit or take other extraordinary action to enforce collection except upon receipt of instructions and upon being indemnified to its satisfaction against the costs and expenses of such suit or other actions. Custodian will receive, claim and collect all stock dividends, rights and other similar items and will deal with the same pursuant to instructions.




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

          Unless prior instructions have been received to the contrary, Custodian will, without further instructions, sell any rights held for the account of Fund on the last trade date prior to the date of expiration of such rights.

          M. Payment of Dividends and other Distributions. On the declaration of any dividend or other distribution on the shares of Capital Stock of any Portfolio ("Portfolio Shares") by the Board of Directors of Fund, Fund shall deliver to Custodian instructions with respect thereto, including a copy of the Resolution of said Board of Directors certified by the Secretary or an Assistant Secretary of Fund wherein there shall be set forth the record date as of which shareholders entitled to receive such dividend or other distribution shall be determined, the date of payment of such dividend or distribution, and the amount payable per share on such dividend or distribution. Except if the ex-dividend date and the reinvestment date of any dividend are the same, in which case funds shall remain in the Custody Account, on the date specified in such Resolution for the payment of such dividend or other distribution, Custodian will pay out of the monies held for the account of the applicable Portfolio of the Fund, insofar as the same shall be available for such purposes, and wire to the account of the Dividend Disbursing Agent for Fund, such amount as may be necessary to pay the amount per share payable in cash on Portfolio Shares issued and outstanding on the record date established by such Resolution.

          N. Shares of Fund Purchased by Fund. Whenever any Portfolio Shares are repurchased or redeemed by Fund, Fund or its agent shall advise Custodian of the aggregate dollar amount to be paid for such shares and shall confirm such advice in writing. Upon receipt of such advice, Custodian shall charge such aggregate dollar amount to the Account of Portfolio and either deposit the same in the account maintained for the purpose of paying for the repurchase or redemption of Portfolio Shares or deliver the same in accordance with such advice. Custodian shall not have any duty or responsibility to determine that Fund Shares have been removed from the proper shareholder account or accounts or that the proper number of such shares have been canceled and removed from the shareholder records.

          O. Shares of Fund Purchased from Fund. Whenever Portfolio Shares are purchased from Fund, Fund will deposit or cause to be deposited with Custodian the amount received for such shares. Custodian shall not have any duty or responsibility to determine that Portfolio Shares purchased from Fund have been added to the proper shareholder account or accounts or that the proper number of such shares have been added to the shareholder records.

          P. Proxies and Notices. Custodian will promptly deliver or mail or have delivered or mailed to Fund all proxies properly signed, all notices of meetings, all proxy statements and other notices, requests or announcements affecting or relating to securities held by Custodian for Fund and will, upon receipt of instructions, execute and deliver or cause its nominee to execute and deliver or mail or have



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

               delivered or mailed such proxies or other authorizations as may be required. Except as provided by this Agreement or pursuant to instructions hereafter received by Custodian, neither it nor its nominee will exercise any power inherent in any such securities, including any power to vote the same, or execute any proxy, power of attorney, or other similar instrument voting any of such securities, or give any consent, approval or waiver with respect thereto, or take any other similar action.

          Q. Disbursements. Custodian will pay or cause to be paid insofar as funds are available for the purpose, bills, statements and other obligations of Fund (including but not limited to obligations in connection with the conversion, exchange or surrender of securities owned by Fund, interest charges, dividend disbursements, taxes, management fees, custodian fees, legal fees, auditors' fees, transfer agents' fees, brokerage commissions, compensation to personnel, and other operating expenses of Fund) pursuant to instructions of Fund setting forth the name of the person to whom payment is to be made, the amount of the payment, and the purpose of the payment.

          R. Daily Statement of Accounts. Custodian will, within a reasonable time, render to Fund as of the close of business on each day, a detailed statement of the amounts received or paid and of securities received or delivered for the account of Fund during said day. Custodian will, from time to time, upon request by Fund, render a detailed statement of the securities and monies held for Fund under this Agreement, and Custodian will maintain such books and records as are necessary to enable it to do so and will permit such persons as are authorized by Fund including Fund's independent public accountants, access to such records or confirmation of the contents of such records; and if demanded, will permit federal and state regulatory agencies to examine the securities, books and records. Upon the written instructions of Fund or as demanded by federal or state regulatory agencies, Custodian will instruct any subcustodian to give such persons as are authorized by Fund including Fund's independent public accountants, access to such records or confirmation of the contents of such records; and if demanded, to permit federal and state regulatory agencies to examine the books, records and securities held by subcustodian which relate to Fund. Fund will be entitled to receive reports produced by the System, including, without limitation, those listed on Exhibit B hereof. -

          S.   Appointment of Subcustodians

          1. Notwithstanding any other provisions of this Agreement, all of or any of the monies or securities of Fund may be held in Custodian's own custody or in the custody of one or more other banks or trust companies selected by Custodian and approved by the Fund's Board of Directors. Any such subcustodian must have the qualifications required for custodian under the Investment Company Act of 1940, as amended. The subcustodian may participate directly or indirectly in the Depository Trust Company,

               Treasury/Federal Reserve Book Entry System, Participant Trust Company or other depository approved by the Fund (as such entities are defined at 17 CFR Sec. 270.17f-4(b)). The appointment of State Street Bank and Trust Company or any other subcustodian, depository or clearing agency used by the Custodian and approved by the Fund will not relieve Custodian of any of its obligations hereunder except as provided in Section 5.C hereof. The Custodian will comply with Section 17f-4 of the Investment Company Act of 1940, as amended, as to depositories and clearing agencies used by Custodian and approved the Fund. The Custodian will not be entitled to reimbursement by Fund for any fees or expenses of any subcustodian, depository or clearing agency.

          2. Notwithstanding any other provisions of this Agreement, Fund's foreign securities (as defined in Rule 17f-5(c)(1) under the Investment Company Act of 1940) and Fund's cash or cash equivalents, in amounts reasonably necessary to effect Fund's foreign securities transactions, may be held in the custody of one or more banks or trust companies acting as subcustodians, according to Section 5.S.1; and thereafter, pursuant to a written contract or contracts as approved by Fund's Board of Directors, may be transferred to an account maintained by such subcustodian with an eligible foreign custodian, as defined in Rule 17f-5(c)(2), provided that any such arrangement involving a foreign custodian shall be in accordance with the provisions of Rule 17f-5 under the Investment Company Act of 1940 as that Rule may be amended from time to time.

     T. Accounts and Records. Custodian, with the direction and as interpreted by the Fund, Fund's accountants and/or other tax advisors, will prepare and maintain as complete, accurate and current all accounts and records required to be maintained by Fund under the Internal Revenue Code of 1986 ("Code") as amended and under the general Rules and Regulations under the Investment Company Act of 1940 ("Rules") as amended, and as agreed upon between the parties and will preserve said records in the manner and for the periods prescribed in said Code and Rules, or for such longer period as is agreed upon by the parties. Custodian relies upon Fund to furnish, in writing, accurate and timely information to complete Fund's records and perform daily calculation of the Fund's net asset value, as provided in Section 5.W below. Custodian shall incur no liability and Fund shall indemnify and hold harmless Custodian from and against any liability arising from any failure of Fund to furnish such information in a timely and accurate manner, even if Fund subsequently provides accurate but untimely information. It shall be the responsibility of Fund to furnish Custodian with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities when such information is not readily available from generally accepted securities industry services or publications.

     U. Accounts and Records Property of Fund. Custodian acknowledges that all of the accounts and records maintained by Custodian pursuant to this Agreement are the property of Fund, and will be made available to Fund for inspection or reproduction within a reasonable period of time, upon demand. Custodian will assist Fund's independent auditors, or upon approval of Fund, or upon demand, any regulatory body having jurisdiction over the Fund or Custodian, in any requested review of Fund's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from Fund of the necessary information, Custodian will supply necessary data for Fund's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as Fund and Custodian shall agree upon from time to time.

     V. Adoption of Procedures. Custodian and Fund may from time to time adopt procedures as they agree upon, and Custodian may conclusively assume that no procedure approved by Fund, or directed by Fund, conflicts with or violates any requirements of its prospectus, "Articles of Incorporation", Bylaws, or any rule or regulation of any regulatory body or governmental agency. Fund will be responsible to notify Custodian of any changes in statutes, regulations, rules or policies which might necessitate changes in Custodian's responsibilities or procedures.

     W. Calculation of Net Asset Value. Custodian will calculate Fund's net asset value, in accordance with Fund's prospectus, once daily. Custodian will prepare and maintain a daily evaluation of securities for which market quotations are available by the use of outside services normally used and contracted for this purpose; all other securities will be evaluated in accordance with Fund's instructions. Custodian will have no responsibility for the accuracy of the prices quoted by these outside services or for the information supplied by Fund or upon instructions.

     X. Advances. In the event Custodian or any subcustodian shall, in its sole discretion, advance cash or securities for any purpose (including but not limited to securities settlements, purchase or sale of foreign exchange or foreign exchange contracts and assumed settlement) for the benefit of any Portfolio, the advance shall be payable by the Fund on demand. Any such cash advance shall be subject to an overdraft charge at the rate set forth in the then-current fee schedule from the date advanced until the date repaid. As security for each such advance, Fund hereby grants Custodian and such subcustodian a lien on and security interest in all property at any time held for the account of the applicable Portfolio, including without limitation all assets acquired with the amount advanced. Should the Fund fail to promptly repay the advance, the Custodian and such subcustodian shall be entitled to utilize available cash and to dispose of such Portfolio's assets pursuant to applicable law to the extent necessary to obtain reimbursement of the amount advanced and any related overdraft charges.

6.   INSTRUCTIONS.

     A. The term "instructions", as used herein, means written or facsimile instructions or advice to Custodian from two designated representatives of Fund. Certified copies of resolutions of the Board of Directors of Fund naming two or more designated representatives to give instructions in the name and on behalf of Fund, may be received and accepted from time to time by Custodian as conclusive evidence of the authority of any two designated representatives to act for Fund and may be considered to be in full force and effect (and Custodian will be fully protected in acting in reliance thereon) until receipt by Custodian of notice to the contrary. Unless the resolution delegating authority to any person to give instructions specifically requires that the approval of anyone else will first have been obtained, Custodian will be under no obligation to inquire into the right of the person giving such instructions to do so. Notwithstanding any of the foregoing provisions of this Section 6 no authorizations or instructions received by Custodian from Fund, will be deemed to authorize or permit any director, trustee, officer, employee, or agent of Fund to withdraw any of the securities or similar investments of Fund upon the mere receipt of such authorization or instructions from such director, trustee, officer, employee or agent. Notwithstanding any other provision of this Agreement, Custodian, upon receipt (and acknowledgment if required at the discretion of Custodian) of the instructions of any two designated representatives of Fund, will undertake to deliver for Fund's account monies, (provided such monies are on hand or available) in connection with Fund's transactions and to wire transfer such monies to such broker, dealer, subcustodian, bank or other agent specified in such instructions.

     B. If oral instructions are permitted pursuant to Section 6.A hereunder, no later than the next business day immediately following such oral instruction the Fund will send Custodian written confirmation of such oral instruction. At Custodian's sole discretion, Custodian may record on tape, or otherwise, any oral instruction whether given in person or via telephone, each such recording identifying the parties, the date and the time of the beginning and ending of such oral instruction.

7.   LIMITATION OF LIABILITY OF CUSTODIAN.

     A. Custodian shall hold harmless and indemnify Fund from and against any loss or liability arising out of Custodian's failure to comply with the terms of this Agreement or arising out of Custodian's negligence or bad faith. Custodian shall not be liable for consequential damages. Custodian may request and obtain the advice and opinion of counsel for Fund, or of its own counsel with respect to questions or matters of law, and it shall be without liability to Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion. If Custodian reasonably believes that it could not prudently act according to the instructions of the Fund or the Fund's counsel, it may in its discretion, with notice to the Fund, not act according to such instructions.

     B. Custodian may rely upon the advice of Fund and upon statements of Fund's public accountants and other persons believed by it in good faith, to be expert in matters upon which they are consulted, and Custodian shall not be liable for any actions taken, in good faith, upon such statements.

     C. If Fund requires Custodian in any capacity to take, with respect to any securities, any action which involves the payment of money by it, or which in Custodian's opinion might make it or its nominee liable for payment of monies or in any other way, Custodian, upon notice to Fund given prior to such actions, shall be and be kept indemnified by Fund in an amount and form satisfactory to Custodian against any liability on account of such action.

     D. Custodian shall be protected in acting as custodian hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained from Fund hereunder, a certificate signed by the Fund's President, or other officer specifically authorized for such purpose.

     E. Without limiting the generality of the foregoing, Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

          1. The validity of the issue of any securities purchased by or for Fund, the legality of the purchase thereof or evidence of ownership required by Fund to be received by Custodian, or the propriety of the decision to purchase or amount paid therefor;

          2. The legality of the sale of any securities by or for Fund, or the propriety of the amount for which the same are sold;

          3. The legality of the issue or sale of any shares of the Capital Stock of Fund, or the sufficiency of the amount to be received therefor;

          4. The legality of the repurchase or redemption of any Fund Shares, or the propriety of the amount to be paid therefor; or

          5. The legality of the declaration of any dividend by Fund, or the legality of the issue of any Fund Shares in payment of any stock dividend.

     F. Custodian shall not be liable for, or considered to be Custodian of, any money represented by any check, draft, wire transfer, clearing house funds, uncollected funds, or instrument for the payment of money received by it on behalf of Fund, until Custodian actually receives such money, provided only that it shall advise Fund promptly if it fails to receive any such money in the ordinary course of business, and use its best efforts and cooperate with Fund toward the end that such money shall be received.

     G. Custodian shall not be responsible for loss occasioned by the acts, neglects, defaults or insolvency of any broker, bank, trust company, or any other person with whom Custodian may deal in the absence of negligence, or bad faith on the part of Custodian, except as provided in Section 5.S.1 hereof.

     H. Notwithstanding anything herein to the contrary, Custodian may, and with respect to any foreign subcustodian appointed under Section 5.S.2 must, provide Fund for its approval, agreements with banks or trust companies which will act as subcustodians for Fund pursuant to Section 5.S of this Agreement.

8. COMPENSATION. Fund will pay to Custodian such compensation as is stated in a separate fee schedule incorporated herein by reference, which may be changed from time to time as agreed to in writing by Custodian and Fund. Custodian may charge such compensation against monies held by it for the account of Fund. Custodian will also be entitled, notwithstanding the provisions of Sections 7.C or 7.D hereof, to charge against any monies held by it for the account of Fund the amount of any loss, damage, liability, advance, or expense for which it shall be entitled to reimbursement under the provisions of this Agreement including fees or expenses due to Custodian for other services provided to the Fund by the Custodian. Custodian will not be entitled to reimbursement by Fund for any loss or expenses of any subcustodian.

9. TERMINATION. Either party to this Agreement may terminate the same by notice in writing, delivered or mailed, postage prepaid, to the other party hereto and received not less than ninety (90) days prior to the date upon which such termination will take effect. If the Custodian of the Fund terminates this Agreement, the Fund may extend the effective date of the termination ninety (90) days by written request to the Custodian thirty
     (30) days prior to the end of the initial ninety (90) days notice period unless the Custodian in good faith could not perform the duties hereunder. Upon termination of this Agreement, Fund will pay to Custodian such compensation for its reimbursable disbursements, costs and expenses paid or incurred to such date and Fund will use its best efforts to obtain a successor custodian. Unless the holders of a majority of the outstanding shares of "Capital Stock" of Fund vote to have the securities, funds and other properties held under this Agreement delivered and paid over to some other person, firm or corporation specified in the vote, having not less the Two Million Dollars ($2,000,000) aggregate capital, surplus and undivided profits, as shown by its last published report, and meeting such other qualifications for custodian as set forth in the Bylaws of Fund, the Board of Directors of Fund will, forthwith upon giving or receiving notice of termination of this Agreement, appoint as successor custodian a bank or trust company having such qualifications. Custodian will, upon termination of this Agreement, deliver to the successor custodian so specified or appointed, at Custodian's office, all securities then held by Custodian hereunder, duly endorsed and in form for transfer, all funds and other properties of Fund deposited with or held by Custodian hereunder, or will co-operate in effecting changes in book-entries at the Depository Trust Company or in the Treasury/Federal Reserve Book-Entry System pursuant to 31 CFR Sec. 306.118. In the event no such vote has been adopted by the stockholders of Fund and no written order designating a successor custodian has been delivered to Custodian on or before the date when such termination becomes effective, then Custodian will deliver the securities, funds and properties of Fund to a bank or trust company at the selection of Custodian and meeting the qualifications for custodian, if any, set forth in the Bylaws of Fund and having not less that Two Million Dollars ($2,000,000) aggregate capital, surplus and undivided profits, as shown by its last published report. Upon either such delivery to a successor custodian, Custodian will have no further obligations or liabilities under this Agreement. Thereafter such bank or trust company will be the successor custodian under this Agreement and will be entitled to reasonable compensation for its services. In the event that no such successor custodian can be found, Fund will submit to its shareholders, before permitting delivery of the cash and securities owned by Fund to anyone other than a successor custodian, the question of whether Fund will be liquidated or function without a custodian. Notwithstanding the foregoing requirement as to delivery upon termination of this Agreement, Custodian may make any other delivery of the securities, funds and property of Fund which is permitted by the Investment Company Act of 1940, Fund's Certificate of Incorporation and Bylaws then in effect or apply to a court of competent jurisdiction for the appointment of a successor custodian.

10. NOTICES. Notices, requests, instructions and other writings received by Fund at the address set forth above or such other address as Fund may have designated to Custodian in writing, will be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings received by Custodian at its offices at 127 West 10th Street, Kansas City, Missouri 64105, or to such other address as it may have designated to Fund in writing, will be deemed to have been properly given to Custodian hereunder.

11.  MISCELLANEOUS.

     A. This Agreement is executed and delivered in the State of Missouri and shall be governed by the laws of said state.

     B. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successor and assigns of the parties hereto.

     C. No provisions of the Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by both parties hereto.

     D. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     E.   This  Agreement  may  be  executed   simultaneously  in  two  or  more
          counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     F. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     G. Custodian will not release the identity of Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and Fund unless the Fund directs the Custodian otherwise.

     H. This Agreement may not be assigned by either party without prior written consent of the other party.

     I. If any provision of the Agreement, either in its present form or as amended from time to time, limits, qualifies, or conflicts with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, such statutes, rules and regulations shall be deemed to control and supersede such provision without nullifying or terminating the remainder of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly respective authorized officers.


INVESTORS FIDUCIARY TRUST COMPANY


By:
   -------------------------------
Title:
      ----------------------------


SELIGMAN TIME HORIZON/HARVESTERS SERIES, INC.


By:
   -------------------------------
Title:
      ----------------------------

                    EXHIBIT A -- INCOME AVAILABILITY SCHEDULE

FOREIGN--Income will be credited contractually on pay day in the markets noted with Contractual Income Policy. The markets noted with Actual income policy will be credited income when it is received.

============================================================================================================================
  MARKET             INCOME POLICY             MARKET            INCOME POLICY            MARKET            INCOME POLICY
----------------------------------------------------------------------------------------------------------------------------
Argentina               Actual                Hong Kong             Contractual           Poland                Actual

Australia               Contractual           Hungary               Actual                Portugal              Contractual

Austria                 Contractual           India                 Actual                Russia                Actual

Bahrain                 Actual                Indonesia             Actual                Singapore             Contractual

Bangladesh              Actual                Ireland               Actual                Slovak Republic       Actual

Belgium                 Contractual           Israel                Actual                South Africa          Actual

Bermuda                 Actual                Italy                 Contractual           South Korea           Actual

* Bolivia               Actual                Ivory Coast           Actual                Spain                 Contractual

Botswana                Actual                * Jamaica             Actual                Sri Lanka             Actual

Brazil                  Actual                Japan                 Contractual           Swaziland             Actual

Canada                  Contractual           Jordan                Actual                Sweden                Contractual

Chile                   Actual                Kenya                 Actual                Switzerland           Contractual

China                   Actual                Lebanon               Actual                Taiwan                Actual

Colombia                Actual                Luxembourg            Actual                Thailand              Actual

Cyprus                  Actual                Malaysia              Actual                * Trinidad &          Actual
                                                                                          Tobago

Czech Republic          Actual                Mauritius             Actual                * Tunisia             Actual

Denmark                 Contractual           Mexico                Actual                Turkey                Actual

Ecuador                 Actual                Morocco               Actual                United Kingdom        Contractual

Egypt                   Actual                Namibia               Actual                United States         See Attached

**Euroclear             Contractual/          Netherlands           Contractual           Uruguay               Actual
                        Actual

Euro CDs                Actual                New Zealand           Contractual           Venezuela             Actual

Finland                 Contractual           Norway                 Contractual          Zambia                Actual

France                  Contractual           Oman                  Actual                Zimbabwe              Actual

Germany                 Contractual           Pakistan              Actual

Ghana                   Actual                Peru                  Actual

Greece                  Actual                Philippines           Actual

     *    Market is not 17F-5 eligible
     ** For Euroclear, contractual income paid only in markets listed with Income Policy of Contractual.

UNITED STATES--

=================================================================================================================
   INCOME TYPE               DTC                   FED                  PTC                   PHYSICAL
-----------------------------------------------------------------------------------------------------------------
Dividends                Contractual               N/A                  N/A                    Actual

Fixed Rate Interest      Contractual           Contractual              N/A                    Actual

Variable Rate Interest   Contractual           Contractual              N/A                    Actual

GNMA I                       N/A                   N/A             Contractual PD +1            N/A

GNMA II                      N/A                   N/A             Contractual PD ***           N/A

Mortgages                   Actual             Contractual          Contractual                Actual

Maturities                  Actual             Contractual              N/A                    Actual
==================================================================================================================

     Exceptions to the above Contractual Income Policy include securities that are:

     -- Involved in a trade whose settlement either failed, or is pending over the record date, (excluding the United States);
     -- On loan under a self directed securities lending program other than IFTC's own vendor lending program;
     -- Known to be in a condition of default, or suspected to present a risk of default or payment delay;
     -- In the asset categories, without limitation, of Private Placements, Derivatives, Options, Futures, CMOs, and Zero Coupon Bonds.
     -- Securities whose amount of income and redemption cannot be calculated in advance of payable date, or determined in advance of actual collection, examples include ADRs;
     -- Payments received as the result of a corporate action, not limited to, bond calls, mandatory or optional puts, and tender offers.

     *** For GNMA II securities, if the 19th day of the month is a business day, Payable/Distribution Date is the next business day. If the 19th is not a business day, but the 20th is a business day, Payable/Distribution date is the first business day after the 20th. If both the 19th and 20th are not business days, Payable/Distribution will be the next business day thereafter.


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